Exhibit 21

Subsidiaries of the Registrant

As of December 31, 2023, the Registrant was the beneficial owner of 100% of the common stock of the following significant subsidiaries:

CSX Transportation, Inc. (a Virginia corporation)

As of December 31, 2023, none of the other subsidiaries included in the Registrant's consolidated financial statements constitute a significant subsidiary.